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Questar Corporation

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Dominion Resources, Inc.

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February 3, 2016 Welcome to Dominion

Important Note This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Dominion and Dominion Midstream. The statements relate to, among other things, expectations, estimates and projections concerning the business and operations of Dominion and Dominion Midstream. We have used the words "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", “outlook”, "predict", "project", “should”, “strategy”, “target”, "will“, “potential” and similar terms and phrases to identify forward-looking statements in this presentation. As outlined in our SEC filings, factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion to joint ventures or to Dominion Midstream, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of completion of the proposed acquisition of Questar, including the ability to obtain the requisite approvals of Questar’s shareholders and timing, receipt and terms and conditions of required regulatory approvals; receipt of approvals for, and timing of, closing dates for other acquisitions; the execution of Dominion Midstream’s growth strategy; changes in demand for Dominion’s services; additional competition in Dominion’s industries; changes to regulated rates collected by Dominion; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; and the ability of Dominion Midstream to negotiate, obtain necessary approvals and consummate acquisitions from Dominion and third-parties, and the impacts of such acquisitions. Other risk factors are detailed from time to time in Dominion’s and Dominion Midstream’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The information in this presentation was prepared as of February 1, 2016. Dominion and Dominion Midstream undertake no obligation to update any forward-looking information statement to reflect developments after the statement is made. This presentation has been prepared primarily for Questar employees in the hope that it will serve as a convenient and useful reference document. The format of this document may change in the future as we continue to try to meet the needs of Questar employees. This document is not intended for use in connection with any sale, offer to sell, or solicitation of any offer to buy securities.

Important Note Additional information and where to find it This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, Questar Corporation intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form.  INVESTORS OF QUESTAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUESTAR AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Questar with the SEC at the SEC’s website at www.sec.gov, at Questar’s website at www.questar.com or by sending a written request to Questar at Questar Corporation, Corporate Secretary, 333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433. Security holders may also read and copy any reports, statements and other information filed by Questar with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Participants in the solicitation Dominion, Questar and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Dominion’s directors and executive officers is available in Dominion’s proxy statement filed with the SEC on March 23, 2015 in connection with its 2015 annual meeting of stockholders, and information regarding Questar’s directors and executive officers is available in Questar’s proxy statement filed with the SEC on April 17, 2015 in connection with its 2015 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Continued

Safety Ethics One Dominion – Teamwork Excellence Our Core Values

Number of Recordables per 100 Employees Each Work Year OSHA Recordable Incidence Rates Our History of Safety OSHA Recordable Incidence Rates

Ethics: Commitment to our Communities Charitable Giving United Way Campaign each year Matching gifts for charitable contributions by employees Dominion Foundation Educational Partnerships Volunteerism Time off for volunteering in the community Energy Assistance Programs Energy Share Fan Care Deep roots in the communities we serve

Dominion Profile Power and Natural Gas Infrastructure Questar Natural Gas Transmission Pipelines Electric Generation Solar Generation Cove Point LNG Facility Natural Gas Storage Electric Customers in VA & NC Dominion Natural Gas Utility (OH & WV) Questar Natural Gas Utility Dominion Natural Gas Transmission Atlantic Coast Pipeline

Dominion Virginia Power Dominion Energy Dominion Generation Electric Distribution 2.5 million franchise retail customer accounts in VA and NC 57,300 miles of distribution lines Electric Transmission 6,500 miles of transmission lines Favorable regulatory environment Utility Generation 20,000 MW of capacity Balanced, diverse fuel mix Merchant Generation 4,300 MW of capacity, including nuclear, gas and renewable power Active hedging program for energy revenue/margins Gas Distribution 1.3 million franchise retail natural gas customer accounts in OH & WV 22,000 miles of distribution pipelines Gas Transmission Together with Gas Distribution, operates one of the largest natural gas storage system in the U.S. 12,200 miles of pipeline in eight states Well positioned in Marcellus and Utica Shale regions Dominion Profile Primary Operating Segments View

Combining our Companies Diversification within the energy industry Cultural Alignment Safety Reliability Customer Service Community Engagement Headquarters of Dominion Questar will remain in Salt Lake City Core operations will operate under a local management structure Leverage best-in-class programs & operations of each company Committed and dedicated employees Your years of service with Questar will be recognized as service with Dominion The Value in the Combination

Geographic and Asset Profile - Energy Combining the “Hub of the Mid-Atlantic” with the “Hub of the West” Ideally positioned to serve growing markets Please refer to page 2 for risks and uncertainties related to projections and forward looking statements. Questar gas pipeline Dominion gas utility Dominion gas pipeline Questar gas utility Cove Point Atlantic Coast Pipeline

Overview of Dominion Energy

Gas Transmission Dominion Transmission Dominion Cove Point LNG Terminal* Dominion Carolina Gas* Atlantic Coast Pipeline Partnership Blue Racer Midstream JV Iroquois* Gas Distribution Dominion East Ohio Dominion Hope The Natural Gas Infrastructure Businesses Dominion Energy * Partial or Full Ownership by Dominion Midstream Partners

Service Territory High Pressure Transmission Storage Toledo Cleveland Columbus Cincinnati Gas Distribution Dominion East Ohio Serves 1.2 million customers 35% of Ohio market share Pipeline Infrastructure Replacement $160-200M/year with rider recovery Dominion Hope Serves 113,000 customers 30% of West Virginia market share New Pipeline Replacement Program Serving the Customers of Ohio & West Virginia ___ Service Territory Interstate Pipeline Morgantown Clarksburg Parkersburg Charleston

OWNERSHIP STRUCTURE: Dominion Resources* 45% Duke Energy 40% Piedmont Natural Gas 10% AGL Resources 5% Atlantic Coast Pipeline 550 miles of primarily 42” pipe 1.5 Bcf per day capacity Expandable to >2 Bcf per day Est. cost $4.5 – $5.0 billion** 20-year binding contracts with electric and gas utilities Expected In-service November 2018 ACP DTI Pipeline Storage Cove Point Marcellus Shale Utica Shale * Dominion will construct, operate and manage the pipeline ** Excludes financing costs Key Supply for Virginia & North Carolina

Dominion Cove Point Import… And Soon Export Liquefy an average of 0.75 Bcf/day of inlet gas 5.25 mtpa of LNG output Total estimated project cost $3.4 - $3.8 billion* Fully subscribed capacity with 20-year terminal service agreements (TSAs): US affiliate of Sumitomo Corporation Off take agreements with Tokyo Gas Co. and Kansai Electric Power Co. US affiliate of GAIL (India) Ltd. EPC Contractor: IHI/Kiewit In-service expected late 2017

Our Commitment to Employees

Our Commitment to Employees What we know: Until the later of one (1) year following the close or 12/31/17 Base pay and annual bonus plan targets at least equal to levels at close Benefits that are overall comparable to what you have today Current active benefit plans and policies will likely remain in place through December 31, 2017 Your years of service with Questar will be recognized as service with Dominion What we are reviewing: Retirement Benefits Pension 401(k) Retiree Medical

The Dominion Total Value Package Medical, Dental & Vision Pension* & 401(k) Plan Life Insurance Retiree Medical* Vacation, Holiday, & Volunteer Time Base & Incentive Compensation Sickness & Disability *eligible employees

Dominion Benefits Medical 3 plan options: 1 Consumer Driven Health Plan (CDHP); 2 PPOs Health Savings Account contribution by Dominion for CDHP Same services covered – varying deductibles, out of pocket maximums, and deductions from paycheck “Well On Your Way” – Health and Wellness Program Live Health Online, Wiser Together, Best Doctors Dental, Vision, Healthcare and Dependent Flexible Spending Accounts Life Insurance Employer Paid Supplemental: Employee, Spouse, Dependent Long Term Disability Active Employee Health Benefits

Dominion Benefits Vacation Paid Sick Leave includes 40 hours of time to care for dependents Bonding time for new parents – Parental Leave Company holidays Personal community volunteer time Education Assistance Adoption Assistance EAP and Work Life Services Time Off and Work Life

Our Commitment to Communicate Extranet Available Website Address: https://drs.dom.com/questar/ Username: Password: Periodic Updates - Newsletters, Upcoming Events Q&A and FAQ process will be established Dominion HR will be available and on site as needed Quarterly Updates with Dominion Leadership

Q&A

Talking points from Presentation by Dominion Resources, Inc. to Employees of Questar Corporation

February 3, 2016

Slide 1	Welcome to Dominion

Notes:

•	Introduce the team

Slide 4	Our Core Values

•	Our Core Values are at the heart of everything we do. They are:

•	Safety: Above all else. Our goal is to send you in the same condition as you arrived

•	Ethics: There are many aspects to Ethics

•	How we do business - Abiding by the letter and spirit of the law

•	How we treat people – our employees, our customers, and our communities. The “Golden Rule” applies

•	Excellence: We want to be the envy of the industry. We have a long way to go, but we strive for excellence in everything we do.

•	One Dominion – which really means teamwork.

Slide 5	Our History of Safety – OSHA Recordable Incidence Rates

•	Safety is our first core value, so it’s important that we measure to keep focused.

•	Since 2006 our OSHA recordable incidence rate has declined drastically. But we still drive towards zero – our goal is no OSHA recordables.

Slide 6	Ethics: Commitment to our Communities – Deep roots in the communities we serve

•	Deep Roots in the Communities we Serve. In addition to creating an environment of public health and safety – we have several other areas we focus on.

•	Charitable Giving - United Way Campaign each year – United Way campaign kicks off Feb 15, 2016 for Dominion.

•	Matching gifts for charitable contributions by employees

•	The Dominion Foundation – the philanthropic arm of Dominion. A 501 ©(3) organization

•	Educational Partnerships – In 2014, the company provided a total of $3.6 million to support K-12 schools, colleges and universities, and nonprofit educational organizations in eight states where the company operates. Dominion partners with the educational community to strengthen the overall educational experience and help prepare students for tomorrow’s workplace. Additionally, they partner to create programs like Project Plant It – which is celebrating its 10 anniversary this year.

•	Volunteerism - Time off for volunteering in the community – Our employees are passionate about it. It is part of our culture and we know it is part of yours as well…so we align together very well here. We have a longstanding tradition of volunteering in the community – in fact we logged nearly 110,000 hours in 2015.

•	Spend time on projects during working hours and give individuals time to work on the projects that have personal passion around

•	Energy Assistance Programs

•	Energy Share - After 33 years, our signature EnergyShare heating and cooling assistance partnership program continues to help eligible customers in Virginia and North Carolina pay their energy bills. 14 years ago this program expanded to East Ohio. In the three-state area, more than 10,700 households received upwards of $3 million in EnergyShare assistance in 2014

•	FanCare – helping the elderly in Virginia to stay cool in the hot summer months by providing free fans. This program has been around for 20 years.

Slide 7	Dominion Profile – Power and Natural Gas Infrastructure

•	Show the map

Slide 8	The Dominion Profile

•	This is how the company is organized and managed.

•	Electric Distribution

•	2.5 million franchise retail customer accounts in VA and NC

•	57,300 miles of distribution lines

•	Electric Transmission

•	6,500 miles of transmission lines

•	Favorable regulatory environment

•	Gas Distribution

•	1.3 million franchise retail natural gas customer accounts in OH & WV

•	22,000 miles of distribution pipelines

•	Gas Transmission

•	Together with Gas Distribution, operates one of the largest natural gas storage system in the U.S.

•	12,200 miles of pipeline in eight states

•	Well positioned in Marcellus and Utica Shale regions

•	Utility Generation

•	20,000 MW of capacity

•	Balanced, diverse fuel mix

•	Merchant Generation

•	4,300 MW of capacity, including nuclear, gas and renewable power

•	Active hedging program for energy revenue/margins

Slide 9	Combining Our Companies

•	Many reasons for this combination of companies:

•	The diversification within the energy industry helps to weather market volatility and geographical impact.

•	Culturally, we believe that we are similar. We have common areas of focus including safety, reliability, customer service, and community engagement.

•	The headquarters of Dominion Questar will remain in Salt Lake City. There will be a local management structure in place. Together, we will work to leverage the best-in-class programs and operations of each company.

•	Our employees are our greatest asset at Dominion – service and tenure are important to us and you’ll see that in many of our policies – important for you to know that you will retain all of your service from Questar. Several of the executive team traveling around the Questar locations today came to Dominion through similar combinations of companies – but to us you will be a Dominion employees from day one – with the tenure you bring.

Slide 10	Geographic and Asset Profile – Energy – Combining the “Hub of the Mid-Atlantic” with the “Hub of the West”

•	This combination brings together the Hub of the Mid-Atlantic with the Hub of the West. We are each well positioned.

•	There is strength in numbers and we can leverage best practices.

Slide 11	Overview of Dominion Energy

•	Introduce Speaker

Slide 12	Dominion Energy – Natural Gas Infrastructure

Gas Transmission

•	Dominion Transmission

•	Dominion Cove Point LNG Terminal*

•	Dominion Carolina Gas*

•	Atlantic Coast Pipeline Partnership

•	Blue Racer Midstream JV

•	Iroquois*

Gas Distribution

•	Dominion East Ohio

•	Dominion Hope

Slide 13 - Gas Distribution – Serving the Customers of Ohio & West Virginia

•	Dominion East Ohio

•	Serves 1.2 million customers

•	35% of Ohio market share

•	Pipeline Infrastructure Replacement

•	$160-200M/year with rider recovery

•	Dominion Hope

•	Serves 113,000 customers

•	30% of West Virginia market share

•	New Pipeline Replacement Program

Slide 14	Atlantic Coast Pipeline – Key Supply for Virginia & North Carolina

•	We are also actively working on the Atlantic Coast Pipeline – a joint venture with Duke Energy, Piedmont Natural Gas and AGL Resources. This project consists of

•	550 miles of primarily 42” pipe

•	1.5 Bcf per day capacity

•	Expandable to >2 Bcf per day

•	Est. cost $4.5 – $5.0 billion**

•	20-year binding contracts with electric and gas utilities

•	Expected In-service November 2018

Slide 15	Dominion Cove Point – Import…And Soon Export

•	Liquefy an average of 0.75 Bcf/day of inlet gas

•	5.25 mtpa of LNG output

•	Total estimated project cost $3.4 - $3.8 billion*

•	Fully subscribed capacity with 20-year terminal service agreements (TSAs):

US affiliate of Sumitomo Corporation

•	Off take agreements with Tokyo Gas Co. and Kansai Electric Power Co.

US affiliate of GAIL (India) Ltd.

•	EPC Contractor: IHI/Kiewit

We expect that Cove Point will be in-service in late 2017.

Slide 16:	Our commitment to employees

Introduce speaker

Slide 17:	Our Commitment to Employees

•	Employees are very important to us at Dominion, and we know how important your benefits are to you. We look forward to working with you and having you join us as part of a larger Dominion team.

•	There are some things that we know, and some that we don’t, but we are committed to telling you what we know as soon as we can.

•	We have committed to base pay remaining at least equivalent to today’s salary.

•	Your target amounts for bonus plans will remain at equivalent to today’s opportunities – but may be based on the Dominion performance objectives – still to be determined

•	We have committed that the benefits remain comparable in the aggregate until the later of 1 year following close or 12/31/2017

•	We assume annual changes to deductibles, employee contributions, changes due to the law, will occur.

•	Very likely that we would not transition to Dominion plans until 1/1/2018 – systems are totally different, takes time to work through these things. Will be talking to you as we get closer.

•	As we transition different plans and policies to Dominion, it is important to know that your service with Dominion Questar will be recognized as service to Dominion. This holds true both in benefit eligibility as well as policies such as vacation time and sick time.

•	Retirement benefits are complex – this is an area that we are still evaluating. You have groups of employees with a traditional pension, different 401k match structures based on when you were hired, some groups eligible for retiree medical and some not. We have similar programs – some are on a traditional plan and some on a cash balance plan, depending on hire date, and different 401k structures. And different retiree medical plans as well. We realize that these are very important to you and we are committed to getting back to you once we’ve had a chance to evaluate these plans in total. At a minimum, no change through the later of one (1) year following the close or December 31, 2017

Slide 19	The Dominion Total Value Package

•	Our employees are important to us and so are their families so the total value package at Dominion is something we are very proud of.

•	We know how important these things are to you, so we wanted to show you some of the detail about our plans to put you at ease that we basically share the same types benefit offerings to our employees and their families…important to know that transition is still some time away, so things may tweak some between now and then, but let me talk a little bit about what we offer today…

Slide 20	Dominion Benefits – Active Employee Health Benefits

•	You have two medical plans: a CDHP and a PPO, we have three – also a CDHP and an additional two PPO plans. All three of our plans cover the same things, the difference is the structure of premiums, out of pocket maximums and deductibles – similar to your structure

•	We also have a very robust wellness program that we are very proud of. We are entering year 5 of that program, and our employees have really embraced it…Similar to what you have today – combination of a health assessment and health screening to earn a premium credit. Also have wellness challenges – a little friendly competition always fun!

•	Also have a focus on education and providing employees with resources to help them get the help and support they need. Live health online –similar to your Teledoc program - ability to see a doctor online (seems odd, I know, our employees who have used it love it). Saves time and $

•	Wiser Together is a resource available to help you understand more about certain diagnoses and what to expect; Best Doctors is a service that you can utilize to get a second opinion if you are diagnosed with a medical condition and you want some additional confirmation on treatment options. Parents can also use this service.

•	With our focus on wellness and spending wisely through our plans, we’ve managed to really reduced our medical trend over time – 4% increase for employees this year – lower than the past, and what other companies are generally seeing.

Slide 21	Dominion Benefits – Time Off and Work Life

•	At Dominion we also know that your focus is not always about being at work, but how we provide time for you to spend time away from work doing the things you enjoy with the people important to you.

•	We offer separate vacation and sick leave polices – the more service you have, the greater the benefit. This is where your service with Dominion Questar comes in. Our sick leave policy also provides time off to care for sick dependents

•	Have a new parental leave policy that gives new parents 3 weeks of bonding time off to spend with newborns or newly adopted children.

•	We provide 11 holidays plus a personal holiday which can be taken at any time. We realize that you have 9 company holidays that are a little different than ours…including Pioneer Day which is very important to you as a tradition, we won’t be looking to change that..

•	Also provide education assistance – support our employees furthering their educations. Adoption assistance to help offset some of the financial impact involved with expanding your family in this way. And the extensive list of offerings through our EAP program, including discounts, and also free services like legal assistance, child or elder care services, etc.

•	Hopefully this gives you a sense that you will be treated fairly in the transition – we look very similar to you today with regard to the types of benefits and policies we offer, we’ll be back to talk to you in more detail before and during the transition and will being our experts so all of your questions can be answered. Will also be working closely with your HR team here along the way.

Slide 22	Our Commitment to Communicate – Extranet Available

•	We plan to communicate additional information with you using the extranet site we have set up. This is available from home or work so you can share this information with your family.